Cathay General Bancorp Announces Net Income of $18.1 Million, or $0.18 Per Share, For Fourth Quarter 2010

LOS ANGELES, Jan. 24, 2011 /PRNewswire/ -- Cathay General Bancorp (the "Company", (Nasdaq: CATY)), the holding company for Cathay Bank (the "Bank"), today announced results for the fourth quarter of 2010.

FINANCIAL PERFORMANCE
	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
Net income/(loss)	$18.1 million	($35.3) million	$11.6 million	($67.4) million
Net income/(loss) attributable to common stockholders	$14.0 million	($39.4) million	($4.8) million	($83.7) million
Basic earnings/(loss) per common share	$0.18	($0.64)	($0.06)	($1.59)
Diluted earnings/(loss) per common share	$0.18	($0.64)	($0.06)	($1.59)
Return on average assets	0.65%	-1.19%	0.10%	-0.58%
Return on average total stockholders' equity	4.99%	-10.45%	0.81%	-5.20%
Efficiency ratio	61.65%	64.25%	53.22%	50.65%

FOURTH QUARTER HIGHLIGHTS

  Improved profitability – Fourth quarter net income was $18.1 million compared to net income of $17.3 million in the third quarter of 2010 and compared to a net loss of $35.3 million in the same quarter a year ago.
  Decrease in net charge-offs – Net charge-offs decreased $45.5 million, or 66.6%, to $22.8 million in the fourth quarter of 2010 from $68.3 million in the same quarter a year ago and increased $4.8 million, or 26.6%, from $18.0 million in the third quarter of 2010. The provision for credit losses was $10.0 million for the fourth quarter of 2010 compared to $17.9 million in the third quarter of 2010 and $91.0 million in the same quarter a year ago.
  Decrease in non-accrual loans – Total non-accrual loans decreased $41.4 million, or 14.6%, to $242.3 million at December 31, 2010, from $283.7 million at September 30, 2010.  The allowance for loan losses was 101% of non-accrual loans at December 31, 2010.

FULL YEAR HIGHLIGHTS

  Net income was $11.6 million for the year ended 2010 compared to net loss of $67.4 million for the year ended 2009.
  Net charge-offs decreased $92.9 million, or 42.4%, to $126.4 million for the year ended 2010 from $219.3 million for the year ended 2009.  The provision for credit losses was $156.9 million for the year ended 2010 compared to $307.0 million for the year ended 2009.

"We are pleased to report a profit for the full year of 2010 and are also encouraged by the 101% coverage of non-accrual loans by our allowance for loan losses at year end. With the stabilization in credit quality, we expect solid commercial and residential mortgage loan growth in the new year," commented Dunson Cheng, Chairman of the Board, Chief Executive Officer, and President of the Company.

"Our retail branches continue to experience solid growth in relationship deposits at the same time we are reducing the dependence on wholesale funding.  Our focus on core deposit generation resulted in core deposits increasing 6.6% in 2010," said Peter Wu, Executive Vice Chairman and Chief Operating Officer.

"Our net interest margin in the fourth quarter continued to improve as the rate paid on deposits continued to decline.  At the same time, we have also prepaid $314 million of fixed rate borrowings and expect to make additional prepayments during 2011 as part of our plan to further improve our net interest margin.  We are hopeful that our profitability will continue to improve to our historical levels over the course of time," concluded Dunson Cheng.

INCOME STATEMENT REVIEW

Net income attributable to common stockholders for the quarter ended December 31, 2010, was $14.0 million, an increase of $53.4 million, or 136%, compared to net loss attributable to common stockholders of $39.4 million for the same quarter a year ago.  Diluted earnings per share attributable to common stockholders for the quarter ended December 31, 2010, was $0.18 compared to a loss per share of $0.64 for the same quarter a year ago due primarily to decreases in the provision for credit losses, lower other real estate owned expenses, and increases in net securities gains which were partially offset by prepayment penalties on the repayment of Federal Home Loan Bank ("FHLB") advances.

Return on average stockholders' equity was 4.99% and return on average assets was 0.65% for the quarter ended December 31, 2010, compared to a return on average stockholders' equity of negative 10.45% and a return on average assets of negative 1.19% for the same quarter of 2009.

Net interest income before provision for credit losses

Net interest income before provision for credit losses increased to $75.2 million during the fourth quarter of 2010, an increase of $1.4 million, or 2.0%, compared to $73.8 million during the same quarter a year ago.  The increase was due primarily to the decrease in interest expense paid on time certificates of deposit and the prepayment of FHLB advances.

The net interest margin, on a fully taxable-equivalent basis, was 2.88% for the fourth quarter of 2010, an increase of 14 basis points from 2.74% for the third quarter of 2010 and an increase of 23 basis points from 2.65% for the fourth quarter of 2009.  The decrease in the rate on interest bearing deposits and the prepayment of FHLB advances contributed to the increase in the net interest margin from the corresponding quarter of the prior year.

For the fourth quarter of 2010, the yield on average interest-earning assets was 4.52%, on a fully taxable-equivalent basis, the cost of funds on average interest-bearing liabilities equaled 1.99%, and the cost of interest bearing deposits was 1.16%.  In comparison, for the fourth quarter of 2009, the yield on average interest-earning assets was 4.66%, on a fully taxable-equivalent basis, cost of funds on average interest-bearing liabilities equaled 2.35%, and the cost of interest bearing deposits was 1.63%. The interest spread, defined as the difference between the yield on average interest-earning assets and the cost of funds on average interest-bearing liabilities, increased 22 basis points to 2.53% for the fourth  quarter ended December 31, 2010, from 2.31% for the same quarter a year ago, primarily due to the reasons discussed above.

The cost of deposits, including demand deposits, decreased 7 basis points to 1.00% in the fourth quarter of 2010 compared to 1.07% in the third quarter of 2010 and decreased 45 basis points from 1.45% in the fourth quarter of 2009 due primarily to the decrease in the rates paid on certificates of deposit upon renewal and on money market accounts as a result of the decline in market interest rates.

Provision for credit losses

The provision for credit losses was $10.0 million for the fourth quarter of 2010 compared to $17.9 million for the third quarter of 2010 and compared to $91.0 million in the fourth quarter of 2009.  The provision for credit losses was $156.9 million for the year ended 2010 compared to $307.0 million for the year ended 2009.  The provision for credit losses was based on the review of the adequacy of the allowance for loan losses at December 31, 2010. The provision for credit losses represents the charge against current earnings that is determined by management, through a credit review process, as the amount needed to establish an allowance that management believes to be sufficient to absorb credit losses inherent in the Company's loan portfolio, including unfunded commitments.  The following table summarizes the charge-offs and recoveries for the periods as indicated:

	For the three months ended December 31,		For the year ended December 31,
	2010	2009	2010	2009
	(In thousands)
Charge-offs:
Commercial loans	$ 4,108	$ 9,713	$ 21,609	$ 59,370
Construction loans- residential	2,660	12,612	14,889	71,147
Construction loans- other	4,448	11,394	30,432	22,128
Real estate loans (1)	10,088	26,381	47,765	52,931
Real estate- land loans	4,240	9,368	24,060	16,967
Installment and other loans	-	-	-	4
Total charge-offs	25,544	69,468	138,755	222,547
Recoveries:
Commercial loans	1,380	381	4,712	904
Construction loans- residential	1,043	367	5,448	1,140
Construction loans- other	100	-	553	-
Real estate loans (1)	3	415	933	461
Real estate- land loans	205	6	668	692
Installment and other loans	11	2	13	21
Total recoveries	2,742	1,171	12,327	3,218
Net charge-offs	$ 22,802	$ 68,297	$ 126,428	$ 219,329

(1) Real estate loans include commercial mortgage loans, residential mortgage loans, and equity lines.

Non-interest income

Non-interest income, which includes revenues from depository service fees, letters of credit commissions, securities gains (losses), gains (losses) on loan sales, wire transfer fees, and other sources of fee income, was $16.2 million for the fourth quarter of 2010, an increase of $7.9 million compared to  non-interest income of $8.3 million for the fourth quarter of 2009. The increase in non-interest income in the fourth quarter of 2010 was primarily due to an increase in securities gains of $6.3 million, a decrease of $1.1 million in loss from interest rate swaps, and an increase of $321,000 in wealth management commissions compared to the fourth quarter of 2009.

Non-interest expense

Non-interest expense increased $3.6 million, or 6.9%, to $56.3 million in the fourth quarter of 2010 compared to $52.7 million in the same quarter a year ago.  The efficiency ratio was 61.65% in the fourth quarter of 2010 compared to 64.25% for the same period a year ago due primarily to lower OREO expenses, lower occupancy expenses, and higher securities gains offset by $13.4 million in prepayment penalties  from prepayment of FHLB advances recorded in the fourth quarter of 2010.

OREO expense decreased $5.3 million from $16.0 million in the fourth quarter of 2009 to $10.7 million in the fourth quarter of 2010 primarily due to increases in gains on OREO sales and decreases in OREO expenses.  Professional services expenses decreased $2.9 million primarily due to decreases in consulting expenses.  Occupancy expense decreased $2.2 million primarily due to a correction in the depreciation life for certain components of our administrative office building at 9650 Flair Drive, El Monte which opened in January 2009.  Offsetting the above decreases was a $13.4 million prepayment penalty from prepaying $314.4 million of FHLB advances in the fourth quarter of 2010.

Income taxes

The effective tax rate for the fourth quarter of 2010 was 27.3% compared to a benefit of 42.9% in the fourth quarter of 2009.  The effective tax rate includes the impact of the utilization of low income housing tax credits.

BALANCE SHEET REVIEW

Total assets were $10.8 billion at December 31, 2010, a decrease of $786.2 million, or 6.8%, from $11.6 billion at December 31, 2009, primarily due to the decrease of $706.4 million, or 19.9%, in securities.

Gross loans, excluding loans held for sale, were $6.87 billion at December 31, 2010, a decrease of $30.5 million, or 0.4%, from $6.90 billion at December 31, 2009, primarily due to a decrease of $216.1 million, or 34.5%, in construction loans, and a decrease of $125.1 million, or 3.1%, in commercial real estate loans offset by an increase of $133.3 million, or 10.2%, in commercial loans and an increase of $170.2 million, or 24.9% in residential mortgage loans.  The changes in loan composition from December 31, 2009, are presented below:

Type of Loans:	December 31, 2010	December 31, 2009	% Change
	(Dollars in thousands)
Commercial	$ 1,441,167	$ 1,307,880	10
Residential mortgage	852,454	682,291	25
Commercial mortgage	3,940,061	4,065,155	(3)
Equity lines	208,876	195,975	7
Real estate construction	409,986	626,087	(35)
Installment & other	16,077	21,754	(26)

Gross loans and leases	$ 6,868,621	$ 6,899,142	(0)

Allowance for loan losses	(245,231)	(211,889)	16
Unamortized deferred loan fees	(7,621)	(8,339)	(9)

Total loans and leases, net	$ 6,615,769	$ 6,678,914	(1)
Loans held-for-sale	$ 2,873	$ 54,826	(95)

Total deposits were $7.0 billion at December 31, 2010, a decrease of $513.2 million, or 6.8%, from $7.5 billion at December 31, 2009, primarily due to a $435.1 million, or 51.0%, decrease in brokered deposits.  The changes in deposit composition from December 31, 2009, are presented below:

Deposits	December 31, 2010	December 31, 2009	% Change
	(Dollars in thousands)
Non-interest-bearing demand	$ 930,300	$ 864,551	8
NOW	418,703	337,304	24
Money market	982,617	943,164	4
Savings	385,245	347,724	11
Time deposits under $100,000	1,081,266	1,529,954	(29)
Time deposits of $100,000 or more	3,193,715	3,482,343	(8)
Total deposits	$ 6,991,846	$ 7,505,040	(7)

ASSET QUALITY REVIEW

At December 31, 2010, total non-accrual portfolio loans, excluding non-accrual loans held for sale, were $242.3 million, a decrease of $38.3 million, or 13.7%, from $280.6 million at December 31, 2009, and a decrease of $41.4 million, or 14.6%, from $283.7 million at September 30, 2010.  A summary of non-accrual loans, excluding non-accrual loans held for sale, and the related allowance and charge-offs as of December 31, 2010, is shown below:

	At December 31, 2010
	Balance	Allowance	Cumulative Charge-off	Cumulative Charge-off as a % of Unpaid Balance
	(Dollars in thousands)
Non-accrual loans without charge-off
Commercial real estate	$ 38,803	$ 190	$ -	0.0%
Commercial	6,595	876	-	0.0%
Construction- non-residential	1,188	-	-	0.0%
Residential mortgage	7,708	610	-	0.0%
Land	6,992	227	-	0.0%
Subtotal	$ 61,286	$ 1,903	$ -	0.0%
Non-accrual loans with charge-off
Commercial real estate	$ 83,869	$ 115	$ 34,965	29.4%
Commercial	24,904	1,991	19,583	44.0%
Construction- residential	25,251	7,140	12,447	33.0%
Construction- non-residential	27,498	-	25,039	47.7%
Residential mortgage	4,580	320	1,517	24.9%
Land	14,931	125	12,559	45.7%
Subtotal	$ 181,033	$ 9,691	$ 106,110	37.0%
Total	$ 242,319	$ 11,594	$ 106,110	30.5%

The allowance for loan losses was $245.2 million and the allowance for off-balance sheet unfunded credit commitments was $2.3 million at December 31, 2010, and represented the amount that the Company believes to be sufficient to absorb credit losses inherent in the Company's loan portfolio including unfunded commitments.  The allowance for credit losses, the sum of allowance for loan losses and for off-balance sheet unfunded credit commitments, was $247.6 million at December 31, 2010, compared to $217.1 million at December 31, 2009, an increase of $30.5 million, or 14.0%.  The allowance for credit losses represented 3.60% of period-end gross loans, excluding loans held for sale, and 100.1% of non-performing portfolio loans at December 31, 2010.  The comparable ratios were 3.15% of period-end gross loans and 77.4% of non-performing loans at December 31, 2009.  Results of the changes from September 30, 2010, and December 31, 2009, to December 31, 2010, of the Company's non-performin g assets and troubled debt restructurings are highlighted below:

(Dollars in thousands)	December 31, 2010	September 30, 2010	% Change	December 31, 2009	% Change
Non-performing assets
Accruing loans past due 90 days or more	$ 5,006	$ 849	490	$ -	100
Non-accrual loans:
Construction- residential	25,251	38,828	(35)	54,490	(54)
Construction- non-residential	28,686	36,035	(20)	36,797	(22)
Land	21,923	17,731	24	40,534	(46)
Commercial real estate, excluding land	122,672	154,228	(20)	112,774	9
Commercial	31,499	25,636	23	26,570	19
Residential mortgage	12,288	11,217	10	9,478	30
Total non-accrual loans:	$ 242,319	$ 283,675	(15)	$ 280,643	(14)
Total non-performing loans	247,325	284,524	(13)	280,643	(12)
Other real estate owned	77,740	79,957	(3)	71,014	9
Total non-performing assets	$ 325,065	$ 364,481	(11)	$ 351,657	(8)
Accruing troubled debt restructurings (TDRs)	$ 136,800	$ 73,323	87	$ 54,992	149
Non-accrual TDRs (included in non-accrual loans above)	$ 28,146	$ 66,597	(58)	$ 41,609	(32)
Non-accrual loans held for sale	$ 2,873	$ 6,164	(53)	$ 54,826	(95)

Allowance for loan losses	$ 245,231	$ 257,706	(5)	$ 211,889	16
Allowance for off-balance sheet credit commitments	2,337	2,664	(12)	5,207	(55)
Allowance for credit losses	$ 247,568	$ 260,370	(5)	$ 217,096	14

Total gross loans outstanding, at period-end (1)	$6,868,621	$6,907,395	(1)	$6,899,142	(0)

Allowance for loan losses to non-performing loans, at period-end (2)	99.15%	90.57%		75.50%
Allowance for loan losses to gross loans, at period-end (1)	3.57%	3.73%		3.07%

Allowance for credit losses to non-performing loans, at period-end (2)	100.10%	91.51%		77.36%
Allowance for credit losses to gross loans, at period-end (1)	3.60%	3.77%		3.15%
(1) Excludes loans held for sale at period-end.
(2) Excludes non-accrual loans held for sale at period-end.

At December 31, 2010, total residential construction loans were $151.3 million of which $10.6 million were in San Bernardino and Riverside counties in California and none were in the Central Valley of California. At December 31, 2010, total land loans were $123.2 million, of which $19.9 million were in San Bernardino, Riverside, and Imperial counties in California, $758,000 were in the Central Valley of California, and $2.9 million were in the state of Nevada.

Troubled debt restructurings on non-accrual status totaled $28.1 million at December 31, 2010. Troubled debt restructurings on accrual status totaled $136.8 million at December 31, 2010.  These loans are classified as troubled debt restructurings as a result of granting a concession to borrowers.  The concessions may be granted in various forms, including reduction in the stated interest rate, reduction in the loan balance or accrued interest, or extension of the maturity date.  Although these loan modifications are considered troubled debt restructurings under Accounting Standard Codification 310-40, formerly Statement of Financial Accounting Standards 15, these loans have been performing under the restructured terms and have demonstrated sustained performance under the modified terms.  The sustained performance considered by management includes the periods prior to the modification if the prior performance met or exceeded the modified terms as well as cash paid to set up interest reserv es.

Non-performing assets, excluding non-accrual loans held for sale, to total assets was 3.0% at December 31, 2010, compared to 3.0% at December 31, 2009, and compared to 3.2% at September 30, 2010.  Total non-performing portfolio assets decreased $26.6 million, or 7.6%, to $325.1 million at December 31, 2010, compared to $351.7 million at December 31, 2009, primarily due to a $38.3 million decrease in non-accrual loans offset by a $6.7 million increase in OREO and by a $5.0 million increase in accruing loans past due 90 days or more.  Total non-performing portfolio assets decreased $39.4 million, or 10.8%, to $325.1 million at December 31, 2010, compared to $364.5 million at September 30, 2010, primarily due to a $41.4 million decrease in non-accrual loans and a $2.2 million decrease in OREO offset by a $4.2 million increase in accruing loans past due 90 days or more.

CAPITAL ADEQUACY REVIEW

At December 31, 2010, the Company's Tier 1 risk-based capital ratio of 15.37%, total risk-based capital ratio of 17.27%, and Tier 1 leverage capital ratio of 11.44%, continue to place the Company in the "well capitalized" category for regulatory purposes, which is defined as institutions with a Tier 1 risk-based capital ratio equal to or greater than 6%, a total risk-based capital ratio equal to or greater than 10%, and a Tier 1 leverage capital ratio equal to or greater than 5%. At December 31, 2009, the Company's Tier 1 risk-based capital ratio was 13.55%, total risk-based capital ratio was 15.43%, and Tier 1 leverage capital ratio was 9.64%.

YEAR-TO-DATE REVIEW

Net loss attributable to common stockholders was $4.8 million, a decrease of $78.9 million, or 94.2%, compared to net loss attributable to common stockholders of $83.7 million for the same period a year ago due primarily to decreases in the provision for loan losses, higher net interest income, lower OREO expenses partially offset by decreases in security gains and by prepayment penalties from prepayment of FHLB advances.  Loss per share was $0.06 for the year ended December 31, 2010, compared to a $1.59 loss per share for the same period a year ago.  The net interest margin for the year ended December 31, 2010, increased 15 basis points to 2.77% compared to 2.62% for the same period a year ago.

Return on average stockholders' equity was 0.81% and return on average assets was 0.10% for the year ended December 31, 2010, compared to a negative return on average stockholders' equity of 5.20% and a negative return on average assets of 0.58% for the year ended December 31, 2009.  The efficiency ratio for the year ended December 31, 2010, was 53.22% compared to 50.65% for the year ended December 31, 2009.

CONFERENCE CALL

Cathay General Bancorp will host a conference call this afternoon to discuss its fourth quarter 2010 financial results. The call will begin at 3:00 p.m. Pacific Time. Analysts and investors may dial in and participate in the question-and-answer session. To access the call, please dial 1-866-800-8649 and enter Participant Passcode 66175528. A listen-only live Webcast of the call will be available at www.cathaygeneralbancorp.com and a recorded version is scheduled to be available for replay for 12 months after the call.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 31 branches in California, eight branches in New York State, one in Massachusetts, two in Texas, three in Washington State, three in the Chicago, Illinois area, one in New Jersey, one in Hong Kong, and a representative office in Shanghai and in Taipei. Cathay Bank's website is found at http://www.cathaybank.com. Cathay General Bancorp's website is found at http://www.cathaygeneralbancorp.com.  Information set forth on such websites is not incorporated into this press release.

FORWARD-LOOKING STATEMENTS AND OTHER NOTIC ES

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management's beliefs, projections, and assumptions concerning future results and events. These forward-looking statements may include, but are not limited to, such words as "aims," "anticipates," "believes," "could," "estimates," "expects," "hopes," "intends," "may," "plans," "projects," "seeks," "shall," "should," "will," "predicts," "potential," "continue," and variations of these words and similar expressions. Forward-looking statements are based on estimates, beliefs, projections, and assumptions and are not guarantees of future performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from: significant volatility and deterioration in the credit and financial markets; adverse changes and disruption in general economic conditions and the capital markets; the effects of the Emergency Economic Stabilization Act, the American Recovery and Reinvestment Act, and the Troubled Asset Relief Program (TARP) and any changes or amendments thereto; difficult conditions in the U.S. and international financial markets; credit loss and deterioration in asset or credit quality; the availability of capital; the impact of any goodwill impairment that may be determined; acquisitions of other banks, if any; fluctuations in interest rates; liquidity risk; inflation and deflation; real estate market conditions; the soundness of other financial institutions; expansion into new market areas; earthquakes, wildfires, or other natural disasters; our ability to compete with competitors and competitive pressures; our ability to retain key personnel; current and potential future supervisory action by bank supervisory authorities; changes in laws, regulations, and accounting rules, or their interpretations; legislative, judicial, or regulatory actions and developments including the potential impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act; and general economic or business conditions in California and other regions where Cathay Bank has operations, including, but not limited to, adverse changes in economic conditions.

These and other factors are further described in Cathay General Bancorp's Annual Report on Form 10-K for the year ended December 31, 2009 (Item 1A in particular), other reports filed with the Securities and Exchange Commission ("SEC"), and other filings Cathay General Bancorp makes with the SEC from time to time. Actual results in any future period may also vary from the past results discussed in this press release. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements, which speak to the date of this press release. Cathay General Bancorp has no intention and undertakes no obligation to update any forward-looking statement or to publicly announce any revision of any forward-looking statement to reflect future developments or events, except as required by law.

Cathay General Bancorp's filings with the SEC are available at the website maintained by the SEC at http://www.sec.gov, or by request directed to Cathay General Bancorp, 9650 Flair Drive, El Monte, California 91731, Attention: Investor Relations (626) 279-3286.

CATHAY GENERAL BANCORP CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)

	Three months ended December 31,				Year ended December 31,
(Dollars in thousands, except per share data)	2010	2009		% Change	2010	2009	% Change

FINANCIAL PERFORMANCE
Net interest income before provision for credit losses	$ 75,237	$ 73,755		2	$ 297,906	$ 282,692	5
Provision for credit losses	10,000	91,000		(89)	156,900	307,000	(49)
Net interest income/(loss) after provision for credit losses	65,237	(17,245)		478	141,006	(24,308)	680
Non-interest income	16,169	8,272		95	32,251	78,654	(59)
Non-interest expense	56,348	52,701		7	175,711	183,037	(4)
Income/(loss) before income tax expense/(benefit)	25,058	(61,674)		141	(2,454)	(128,691)	(98)
Income tax expense/(benefit)	6,789	(26,550)		126	(14,629)	(61,912)	(76)
Net income/(loss)	18,269	(35,124)		152	12,175	(66,779)	118
Net income attributable to noncontrolling interest	(158)	(154)		3	(610)	(611)	(0)
Net income/(loss) attributable to Cathay General Bancorp	$ 18,111	$ (35,278)		151	$ 11,565	$ (67,390)	117
Dividends on preferred stock	(4,102)	(4,089)		0	(16,388)	(16,338)	0
Net income/(loss) attributable to common stockholders	$ 14,009	$ (39,367)		136	$ (4,823)	$ (83,728)	94

Net income/(loss) attributable to common stockholders per common share:
Basic	$ 0.18	$ (0.64)		(128)	$ (0.06)	$ (1.59)	(96)
Diluted	$ 0.18	$ (0.64)		(128)	$ (0.06)	$ (1.59)	(96)

Cash dividends paid per common share	$ 0.010	$ 0.010		-	$ 0.040	$ 0.205	(80)

SELECTED RATIOS
Return on average assets	0.65%	-1.19%		(155)	0.10%	-0.58%	(117)
Return on average total stockholders' equity	4.99%	-10.45%		(148)	0.81%	-5.20%	(116)
Efficiency ratio	61.65%	64.25%		(4)	53.22%	50.65%	5
Dividend payout ratio	4.34%	n/m	*		27.16%	n/m
* n/m, not meaningful

YIELD ANALYSIS (Fully taxable equivalent)
Total interest-earning assets	4.52%	4.66%		(3)	4.55%	4.90%	(7)
Total interest-bearing liabilities	1.99%	2.35%		(15)	2.11%	2.63%	(20)
Net interest spread	2.53%	2.31%		10	2.44%	2.27%	7
Net interest margin	2.88%	2.65%		9	2.77%	2.62%	6

CAPITAL RATIOS	December 31, 2010	December 31, 2009		September 30, 2010	Well Capitalized Requirements	Minimum Regulatory Requirements
Tier 1 risk-based capital ratio	15.37%	13.55%		14.95%	6.0%	4.0%
Total risk-based capital ratio	17.27%	15.43%		16.85%	10.0%	8.0%
Tier 1 leverage capital ratio	11.44%	9.64%		10.93%	5.0%	4.0%

CATHAY GENERAL BANCORP CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except share and per share data)	December 31, 2010	December 31, 2009	% change

Assets
Cash and due from banks	$ 87,347	$ 100,124	(13)
Short-term investments and interest bearing deposits	206,321	254,726	(19)
Securities purchased under agreements to resell	110,000	-	100
Securities held-to-maturity (market value of $837,372 in 2010 and $628,908 in 2009)	840,102	635,015	32
Securities available-for-sale (amortized cost of $2,005,330 in 2010 and $2,916,491 in 2009)	2,003,567	2,915,099	(31)
Trading securities	3,818	18	21,111
Loans held for sale	2,873	54,826	(95)
Loans	6,868,621	6,899,142	(0)
Less: Allowance for loan losses	(245,231)	(211,889)	16
Unamortized deferred loan fees, net	(7,621)	(8,339)	(9)
Loans, net	6,615,769	6,678,914	(1)
Federal Home Loan Bank stock	63,873	71,791	(11)
Other real estate owned, net	77,740	71,014	9
Affordable housing investments, net	88,472	95,853	(8)
Premises and equipment, net	109,456	108,635	1
Customers' liability on acceptances	14,014	26,554	(47)
Accrued interest receivable	35,382	35,982	(2)
Goodwill	316,340	316,340	-
Other intangible assets, net	17,044	23,157	(26)
Other assets	209,868	200,184	5

Total assets	$ 10,801,986	$ 11,588,232	(7)

Liabilities and Stockholders' Equity
Deposits
Non-interest-bearing demand deposits	$ 930,300	$ 864,551	8
Interest-bearing deposits:
NOW deposits	418,703	337,304	24
Money market deposits	982,617	943,164	4
Savings deposits	385,245	347,724	11
Time deposits under $100,000	1,081,266	1,529,954	(29)
Time deposits of $100,000 or more	3,193,715	3,482,343	(8)
Total deposits	6,991,846	7,505,040	(7)

Securities sold under agreements to repurchase	1,561,000	1,557,000	0
Advances from the Federal Home Loan Bank	550,000	929,362	(41)
Other borrowings from financial institutions	8,465	7,212	17
Other borrowings for affordable housing investments	19,111	19,320	(1)
Long-term debt	171,136	171,136	-
Acceptances outstanding	14,014	26,554	(47)
Other liabilities	50,309	59,864	(16)
Total liabilities	9,365,881	10,275,488	(9)
Commitments and contingencies	-	-	-
Stockholders' Equity
Preferred stock, 10,000,000 shares authorized, 258,000 issued and outstanding in 2010 and 2009	247,455	243,967	1

Common stock, $0.01 par value, 100,000,000 shares authorized, 82,739,348 issued and 78,531,783 outstanding at December 31, 2010, and 67,667,155 issued and 63,459,590 outstanding at December 31, 2009	827	677	22

Additional paid-in-capital	762,509	634,623	20
Accumulated other comprehensive income/(loss), net	(1,022)	(875)	(17)
Retained earnings	543,625	551,588	(1)
Treasury stock, at cost (4,207,565 shares at December 31, 2010, and at December 31, 2009)	(125,736)	(125,736)	-

Total Cathay General Bancorp stockholders' equity	1,427,658	1,304,244	9
Noncontrolling interest	8,447	8,500	(1)
Total equity	1,436,105	1,312,744	9
Total liabilities and equity	$ 10,801,986	$ 11,588,232	(7)

Book value per common stock share	$14.80	$16.49	(10)
Number of common stock shares outstanding	78,531,783	63,459,590	24

CATHAY GENERAL BANCORP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
	(In thousands, except share and per share data)
INTEREST AND DIVIDEND INCOME
Loan receivable, including loan fees	$ 94,585	$ 99,599	$ 380,662	$ 401,831
Investment securities- taxable	22,780	29,835	106,568	123,939
Investment securities- nontaxable	659	168	854	788
Federal Home Loan Bank stock	66	-	237	149
Federal funds sold and securities
purchased under agreements to resell	14	13	14	1,351
Deposits with banks	228	423	1,259	673

Total interest and dividend income	118,332	130,038	489,594	528,731

INTEREST EXPENSE
Time deposits of $100,000 or more	11,801	18,012	54,219	83,349
Other deposits	6,254	10,011	29,943	50,207
Securities sold under agreements to repurchase	16,672	16,655	66,141	65,182
Advances from Federal Home Loan Bank	7,417	10,661	37,527	42,442
Long-term debt	950	944	3,852	4,835
Short-term borrowings	1	-	6	24

Total interest expense	43,095	56,283	191,688	246,039

Net interest income before provision for credit losses	75,237	73,755	297,906	282,692
Provision for credit losses	10,000	91,000	156,900	307,000

Net interest income/(loss) after provision for loan losses	65,237	(17,245)	141,006	(24,308)

NON-INTEREST INCOME
Securities gains, net	9,583	3,325	18,695	55,644
Letters of credit commissions	1,186	1,057	4,466	4,216
Depository service fees	1,350	1,266	5,220	5,206
Other operating income	4,050	2,624	3,870	13,588

Total non-interest income	16,169	8,272	32,251	78,654

NON-INTEREST EXPENSE
Salaries and employee benefits	14,390	14,426	58,835	60,795
Occupancy expense	1,756	3,983	12,188	16,109
Computer and equipment expense	2,098	1,918	8,230	7,856
Professional services expense	3,531	6,407	17,630	16,428
FDIC and State assessments	4,022	4,014	19,549	19,386
Marketing expense	691	440	3,160	2,593
Other real estate owned expense	10,665	15,925	16,011	36,075
Operations of affordable housing investments	2,220	2,083	7,611	7,338
Amortization of core deposit intangibles	1,482	1,547	5,958	6,636
Cost associated with debt redemption	13,352	-	14,261	-
Other operating expense	2,141	1,958	12,278	9,821

Total non-interest expense	56,348	52,701	175,711	183,037

Income/(loss) before income tax expense/(benefit)	25,058	(61,674)	(2,454)	(128,691)
Income tax expense/(benefit)	6,789	(26,550)	(14,629)	(61,912)
Net income/(loss)	18,269	(35,124)	12,175	(66,779)
Less: net income attributable to noncontrolling interest	(158)	(154)	(610)	(611)
Net income/(loss) attributable to Cathay General Bancorp	18,111	(35,278)	11,565	(67,390)

Dividends on preferred stock	(4,102)	(4,089)	(16,388)	(16,338)
Net income/(loss) attributable to common stockholders	$ 14,009	$ (39,367)	$ (4,823)	$ (83,728)

Net income/(loss) attributable to common stockholders per common share:
Basic	$ 0.18	$ (0.64)	$ (0.06)	$ (1.59)
Diluted	$ 0.18	$ (0.64)	$ (0.06)	$ (1.59)

Cash dividends paid per common share	$ 0.010	$ 0.010	$ 0.040	$ 0.205
Basic average common shares outstanding	78,527,427	61,146,538	77,073,954	52,629,159
Diluted average common shares outstanding	78,528,630	61,146,538	77,074,339	52,629,159

CATHAY GENERAL BANCORP AVERAGE BALANCES – SELECTED CONSOLIDATE D FINANCIAL INFORMATION (Unaudited)
	Three months ended,
(In thousands)	December 31, 2010		December 31, 2009		September 30, 2010

Interest-earning assets	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)
Loans and leases (1)	$ 6,890,269	5.45%	$ 7,056,871	5.60%	$ 6,880,590	5.49%
Taxable investment securities	3,126,869	2.89%	3,341,762	3.54%	3,368,420	2.91%
Tax-exempt investment securities (2)	84,929	4.74%	15,324	6.68%	2,130	5.22%
FHLB stock	65,162	0.40%	71,791	0.00%	67,855	0.45%
Federal funds sold and securities purchased
under agreements to resell	27,500	0.20%	44,185	0.12%	-	-
Deposits with banks	215,579	0.42%	541,845	0.31%	293,015	0.55%

Total interest-earning assets	$10,410,308	4.52%	$11,071,778	4.66%	$10,612,010	4.51%

Interest-bearing liabilities
Interest-bearing demand deposits	$ 416,344	0.20%	$ 333,583	0.32%	$ 400,750	0.20%
Money market	1,023,787	0.85%	996,423	1.30%	972,665	0.87%
Savings deposits	381,940	0.14%	376,949	0.21%	374,113	0.17%
Time deposits	4,369,433	1.41%	5,120,702	1.88%	4,491,273	1.49%
Total interest-bearing deposits	$ 6,191,504	1.16%	$ 6,827,657	1.63%	$ 6,238,801	1.23%
Securities sold under agreements to repurchase	1,561,864	4.23%	1,553,522	4.25%	1,558,625	4.24%
Other borrowed funds	675,280	4.36%	953,545	4.44%	892,652	4.49%
Long-term debt	171,136	2.20%	171,136	2.19%	171,136	2.42%
Total interest-bearing liabilities	8,599,784	1.99%	9,505,860	2.35%	8,861,214	2.11%

Non-interest-bearing demand deposits	969,014		851,664		916,345
Total deposits and other borrowed funds	$ 9,568,798		$10,357,524		$ 9,777,559
Total average assets	$11,087,902		$11,790,703		$11,300,183
Total average equity	$ 1,447,423		$ 1,347,477		$ 1,446,643

	Year ended,
(In thousands)	December 31, 2010		December 31, 2009

Interest-earning assets	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)
Loans and leases (1)	$ 6,898,876	5.52%	$ 7,266,254	5.53%
Taxable investment securities	3,475,307	3.07%	3,216,516	3.85%
Tax-exempt investment securities (2)	28,210	4.66%	18,996	6.38%
FHLB stock	68,780	0.34%	71,798	0.21%
Federal funds sold and securities purchased
under agreements to resell	6,932	0.20%	58,482	2.31%
Deposits with banks	300,471	0.42%	174,939	0.38%

Total interest-earning assets	$10,778,576	4.55%	$10,806,985	4.90%

Interest-bearing liabilities
Interest-bearing demand deposits	$ 397,434	0.23%	$ 295,770	0.36%
Money market deposits	966,888	0.90%	890,427	1.49%
Savings deposits	369,190	0.19%	338,781	0.24%
Time deposits	4,765,632	1.55%	5,084,309	2.33%
Total interest-bearing deposits	$ 6,499,144	1.29%	$ 6,609,287	2.02%
Federal funds purchased	-	-	8,392	0.27%
Securities sold under agreements to repurchase	1,560,215	4.24%	1,562,447	4.17%
Other borrowed funds	843,321	4.45%	997,277	4.26%
Long-term debt	171,136	2.25%	171,136	2.83%
Total interest-bearing liabilities	9,073,816	2.11%	9,348,539	2.63%

Non-interest-bearing demand deposits	911,351		781,391
Total deposits and other borrowed funds	$ 9,985,167		$10,129,930

Total average assets	$11,489,165		$11,544,807
Total average equity	$ 1,430,433		$ 1,303,575

(1) Yields and interest earned include net loan fees. Non-accrual loans are included in the average balance.

(2) The average yield has been adjusted to a fully taxable-equivalent basis for certain securities of states and political subdivisions and other securities held using a statutory Federal income tax rate of 35%.

CONTACT:  Heng W. Chen of Cathay General Bancorp, +1-626-279-3652